Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2009 SECOND QUARTER RESULTS
     NEW YORK, NY, July 29, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the second quarter ended June 30, 2009. Total revenues in the quarter and Operating EBITDA decreased to €158.9 million (U.S.$216.5 million) and €3.9 million (U.S.$5.3 million) from €176.7 million (U.S.$276.1 million) and €19.8 million (U.S.$30.9 million), respectively, in the same period last year as pulp markets continue to be affected by recessionary economic conditions. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 7 of the financial tables in this press release.
Summary Financial Highlights

	Q2	Q1	Q2
	2009	2009	2008
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€147.5	€129.0	€170.6
Energy revenues	11.4	10.6	6.1
Operating income (loss)	(9.7)	(12.4)	6.2
Operating EBITDA	3.9	1.1	19.8
Unrealized gain (loss) on derivative instruments	7.5	(15.0)	20.6
Foreign exchange gain (loss) on debt	5.2	(4.4)	0.2
Net income (loss) attributable to common shareholders	(11.5)	(39.4)	0.9
Net income (loss) per share attributable to common shareholders:
Basic	€(0.32)	€(1.08)	€0.02
Diluted	€(0.32)	€(1.08)	€0.02
Summary Operating Highlights

	Q2	Q1	Q2
	2009	2009	2008
Pulp Production (‘000 ADMTs)	349.1	345.6	356.8
Scheduled Production Downtime (‘000 ADMTs)	0.6	—	15.2
Pulp Sales (‘000 ADMTs)	395.4	336.7	347.3
NBSK pulp list price in Europe (US$/ADMT)	602	585	900
NBSK pulp list price in Europe (€/ADMT)	442	449	576
Average pulp sales realizations (€/ADMT)(1)	367	377	485
Energy Production (‘000 MWh)	376.0	356.3	365.5
Energy Sales (‘000 MWh)	128.5	112.2	114.6
Average Spot Currency Exchange Rates(2):
€ /$	0.7338	0.7675	0.6401
C$ / $	1.1671	1.2453	1.0099
C$ / €	1.5890	1.6217	1.5783

(1)	List price, less discounts and commissions.

(2)	Average Bank of Canada noon spot rates over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “While global economies remain in recession and pulp prices were generally weak, we saw a stabilizing trend during the latter part of the quarter as record restocking by Chinese buyers and production downtime throughout the industry helped reduce global pulp inventories from peak levels earlier in the year. The Pulp and Paper Products Council recently reported that world pulp producer inventories for bleached softwood kraft pulp have fallen to approximately 26 days. List prices also improved in most markets in the quarter with the NBSK price in Europe rising from a low of $580 per ADMT in April to $630 per ADMT at the end of June. Additionally, producers have announced further price increases of about $70 per ADMT for July and August, bringing the NBSK price in Europe to $700 per ADMT. Offsetting this upward movement however has been the weakening of the U.S. dollar which decreased by about 5.4% and 7.8% versus the Euro and Canadian dollar, respectively, during the quarter.”
     Mr. Lee continued: “In June the Canadian government announced a C$1 billion aid program aimed at supporting energy efficiency and environmental performance capital programs at Canadian pulp and paper mills. The amount of funding is to be based upon the quantity of black liquor produced by a mill in 2009. Although no specific rules for the program have been released, we currently believe that our Celgar mill will be eligible for significant capital expenditure grants and thus are reviewing the mill’s various energy and environmental initiatives, including the “green” energy project, with a view to realizing on the opportunities under the program.”
     Mr. Lee added: “Earlier this month we commenced an exchange offer for our outstanding 8.5% convertible notes to improve our capital structure by reducing our debt and interest expense levels. In the quarter we also negotiated the refinancing of the revolving working capital facility of our Rosenthal mill which matures in February 2010, with a new €25.0 million replacement revolving facility set to mature in December 2012 and a four-year amortizing €4.4 million term loan. Subject to customary conditions, we currently expect to finalize both the new loan facility and the term loan sometime in the third quarter.”
     Mr. Lee concluded: “We currently believe that maintenance of inventories at the present lower levels will be key to further price recovery in the second half of the year and into 2010 and that additional production downtime by producers will be required as demand from China levels off.”
Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008
     Pulp revenues for the three months ended June 30, 2009 decreased by approximately 13.5% to €147.5 million from €170.6 million in the comparative period of 2008, primarily due to lower prices resulting from continued weak pulp markets. Revenues from the sale of excess energy increased by approximately 86.9% in the second quarter to €11.4 million from €6.1 million in the same quarter last year as our German mills continue to benefit from the higher biomass energy tariffs implemented at the beginning of the year.

     Pulp production decreased to 349,129 ADMTs in the current quarter from 356,819 ADMTs in the same quarter of 2008, primarily due to unscheduled production downtime at our Celgar mill. We took three days of scheduled maintenance downtime in the second quarter of 2009 compared to 11 days in the same period of 2008.
     Pulp sales volume increased to 395,378 ADMTs in the current quarter from 347,259 ADMTs in the comparative period of 2008 primarily as a result of strong sales to China. Average pulp sales realizations decreased by approximately 24.3% to €367 per ADMT in the second quarter of 2009, compared to €485 per ADMT in the same period last year.
     Costs and expenses in the second quarter of 2009 decreased marginally to €168.6 million from €170.4 million in the comparative period of 2008.
     Overall, our fiber costs decreased by approximately 16.0% in the second quarter of 2009 from the same period in 2008. Fiber costs at our German mills continue to be lower as a result of the continuing weak demand from the European board industry. At our Celgar mill fiber costs are benefiting from efficiency improvements made to the mill’s woodroom and other fiber initiatives. As we move into the second half of the year, we currently expect that fiber prices will level off with some upward pressure in pricing for our German mills due to the effect of extensive harvesting curtailments on fiber supply.
     During the second quarter of 2009, our pulp inventories decreased by approximately 36.2% to €26.1 million from €40.9 million at the end of the prior quarter, primarily as a result of higher sales volume. Our raw material inventories decreased to €21.0 million in the current quarter from €26.5 million at the end of the first quarter of 2009.
     For the second quarter of 2009, we recorded an operating loss of €9.7 million compared to operating income of €6.2 million in the comparative quarter of 2008, primarily due to lower price realizations which were partially offset by a stronger U.S. dollar in the period versus the Euro and the Canadian dollar.
     Interest expense in the second quarter of 2009 increased slightly to €16.3 million from €16.0 million in the comparative quarter of 2008.

     Our Stendal mill recorded an unrealized gain of €7.5 million on its interest rate derivatives at the end of the current quarter, compared to an unrealized gain of €20.6 million in the same quarter of last year, due to an increase in European long-term interest rates. In the three months ended June 30, 2009, we recorded a foreign exchange gain on our debt of €5.2 million compared to a gain of €0.2 million in the same three months of 2008.
     In the second quarter of 2009, the noncontrolling shareholder’s interest in the Stendal mill’s loss was negligible, compared to €3.4 million in the same quarter last year.
     In the second quarter of 2009, we reported Operating EBITDA of €3.9 million compared to Operating EBITDA of €1.1 million in the prior quarter and Operating EBITDA of €19.8 million in the second quarter of 2008. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income attributable to common shareholders or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of Operating EBITDA to net income (loss) attributable to common shareholders, see page 7 of the financial tables included in this press release.
     We reported a net loss attributable to common shareholders in the current quarter of €11.5 million, or a loss of €0.32 per basic and diluted share. For the second quarter of 2008, net income attributable to common shareholders was €0.9 million, or €0.02 per basic and diluted share. As at June 30, 2009 and 2008, we had 36,422,487 common shares outstanding.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008
     Pulp revenues for the six months ended June 30, 2009 decreased to €276.6 million from €349.7 million in the comparative period of 2008, primarily due to lower prices resulting from challenging pulp market conditions. Revenues from the sale of excess energy increased to €21.9 million from €13.8 million in the same period last year.
     Operating EBITDA was €4.9 million in the first half of 2009 compared to €52.6 million in the six months ended June 30, 2008. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our results for the second quarter of 2009 for additional information relating to Operating EBITDA and page 7 of the financial tables for a reconciliation to net income (loss) attributable to common shareholders.
     We reported a net loss attributable to common shareholders for the first half of 2009 of €50.8 million, or €1.40 per basic and diluted share. In the first half of 2008, we reported net income attributable to common shareholders of €3.7 million, or €0.10 per basic and diluted share.
Liquidity and Capital Resources
     The following table is a summary of selected financial information for the periods indicated:

	As at	As at
	June 30,	December 31,
	2009	2008
	(in thousands)
Financial Position
Cash and cash equivalents	€62,100	€42,452
Cash, restricted	3,531	13,000
Working capital	80,229	154,374
Property, plant and equipment	875,876	881,704
Total assets	1,105,009	1,151,600
Long-term liabilities	888,184	914,970
Total equity	81,540	132,103
     As at June 30, 2009, our cash and cash equivalents were €62.1 million and working capital was €80.2 million.

Restricted Group
     The following table is a summary of selected financial information for the Restricted Group for the periods indicated:

	As at	As at
	June 30,	December 31,
	2009	2008
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€33,842	€26,176
Working capital	46,675	101,490
Property, plant and equipment	357,462	351,009
Total assets	555,604	564,374
Long-term liabilities	288,697	309,235
Total equity	192,417	210,179
     As at June 30, 2009, our Restricted Group had cash and cash equivalents of €33.8 million and working capital of €46.7 million.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, July 30, 2009 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through August 30, 2009, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=38093&c=MERC&mediakey=50D857354A43CD0F D3CD8A36343ED6B2&e=0 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until August 6, 2009 at 11:59 PM (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 2142580.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	FD Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	€62,100	€42,452
Cash, restricted	3,531	13,000
Receivables	76,865	100,158
Inventories	69,486	98,457
Prepaid expenses and other	3,532	4,834

Total current assets	215,514	258,901

Long-term assets
Property, plant and equipment	875,876	881,704
Investments	92	419
Deferred note issuance and other costs	8,219	4,011
Deferred income tax	2,133	3,036
Note receivable, less current portion	3,175	3,529

	889,495	892,699

Total assets	€1,105,009	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€94,731	€87,517
Pension and other post-retirement benefit obligations, current portion	555	510
Debt, current portion	39,999	16,500

Total current liabilities	135,285	104,527

Long-term liabilities
Debt, less current portion	810,426	837,918
Unrealized interest rate derivative losses	54,675	47,112
Pension and other post-retirement benefit obligations	13,385	12,846
Capital leases and other	9,698	11,267
Deferred income tax	—	5,827

	888,184	914,970

Total liabilities	1,023,469	1,019,497

EQUITY
Shareholders’ equity
Share capital	202,844	202,844
Paid-in capital	(5,871)	299
Retained earnings (deficit)	(85,872)	(35,046)
Accumulated other comprehensive income (loss)	7,658	(1,872)

Total shareholders’ equity	118,759	166,225

Noncontrolling interest (deficit)	(37,219)	(34,122)

Total equity	81,540	132,103

Total liabilities and equity	€1,105,009	€1,151,600

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Pulp	€147,522	€170,585	€276,555	€349,686
Energy	11,362	6,066	21,901	13,781

	158,884	176,651	298,456	363,467

Costs and expenses
Operating costs	149,033	148,968	281,030	296,124
Operating depreciation and amortization	13,539	13,514	26,940	27,635

	(3,688)	14,169	(9,514)	39,708
Selling, general and administrative expenses	6,032	7,953	13,177	14,849
Purchase (sale) of emission allowances	16	—	(542)	—

Operating income (loss)	(9,736)	6,216	(22,149)	24,859

Other income (expense)
Interest expense	(16,319)	(16,013)	(32,868)	(32,633)
Investment income (loss)	138	1,421	(3,064)	1,731
Foreign exchange gain (loss) on debt	5,170	238	754	6,269
Unrealized gain (loss) on derivative instruments	7,451	20,580	(7,562)	12,730

Total other income (expense)	(3,560)	6,226	(42,740)	(11,903)

Income (loss) before income taxes	(13,296)	12,442	(64,889)	12,956
Income tax benefit (provision) – current	(65)	(213)	(114)	163
– deferred	1,888	(7,922)	4,919	(9,126)

Net income (loss)	(11,473)	4,307	(60,084)	3,993
Less: net loss (income) attributable to noncontrolling interest	(3)	(3,436)	9,258	(253)

Net income (loss) attributable to common shareholders	(11,476)	871	(50,826)	3,740

Retained earnings (deficit), beginning of period	(74,396)	40,288	(35,046)	37,419

Retained earnings (deficit), end of period	€(85,872)	€41,159	€(85,872)	€41,159

Net income (loss) per share attributable to common shareholders:
Basic and diluted	€(0.32)	€0.02	€(1.40)	€0.10

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and six months ended June 30, 2009 and 2008, the Restricted Group was comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes the Stendal mill.

	June 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€33,842	€28,258	€—	€62,100
Cash, restricted	—	3,531	—	3,531
Receivables	36,888	39,977	—	76,865
Inventories	48,394	21,092	—	69,486
Prepaid expenses and other	2,041	1,491	—	3,532

Total current assets	121,165	94,349	—	215,514

Property, plant and equipment	357,462	518,414	—	875,876
Other	3,204	5,107	—	8,311
Deferred income tax	2,133	—	—	2,133
Due from unrestricted group	68,465	—	(68,465)	—
Note receivable, less current portion	3,175	—	—	3,175

Total assets	€555,604	€617,870	€(68,465)	€1,105,009

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€50,436	€44,295	€—	€94,731
Pension and other post-retirement benefit obligations, current portion	555	—	—	555
Debt, current portion	23,499	16,500	—	39,999

Total current liabilities	74,490	60,795	—	135,285

Debt, less current portion	269,102	541,324	—	810,426
Due to restricted group	—	68,465	(68,465)	—
Unrealized interest rate derivative losses	—	54,675	—	54,675
Pension and other post-retirement benefit obligations	13,385	—	—	13,385
Capital leases and other	6,210	3,488	—	9,698

Total liabilities	363,187	728,747	(68,465)	1,023,469

EQUITY
Total shareholders’ equity (deficit)	192,417	(73,658)	—	118,759
Noncontrolling interest (deficit)	—	(37,219)	—	(37,219)

Total liabilities and equity	€555,604	€617,870	€(68,465)	€1,105,009

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€26,176	€16,276	€—	€42,452
Cash, restricted	—	13,000	—	13,000
Receivables	57,258	42,900	—	100,158
Inventories	59,801	38,656	—	98,457
Prepaid expenses and other	3,215	1,619	—	4,834

Total current assets	146,450	112,451	—	258,901

Property, plant and equipment	351,009	530,695	—	881,704
Other	4,425	5	—	4,430
Deferred income tax	3,036	—	—	3,036
Due from unrestricted group	55,925	—	(55,925)	—
Note receivable, less current portion	3,529	—	—	3,529

Total assets	€564,374	€643,151	€(55,925)	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,450	€43,067	€—	€87,517
Pension and other post-retirement benefit obligations, current portion	510	—	—	510
Debt, current portion	—	16,500	—	16,500

Total current liabilities	44,960	59,567	—	104,527

Debt, less current portion	289,222	548,696	—	837,918
Due to restricted group	—	55,925	(55,925)	—
Unrealized interest rate derivative losses	—	47,112	—	47,112
Pension and other post-retirement benefit obligations	12,846	—	—	12,846
Capital leases and other	7,167	4,100	—	11,267
Deferred income tax	—	5,827	—	5,827

Total liabilities	354,195	721,227	(55,925)	1,019,497

EQUITY
Total shareholders’ equity (deficit)	210,179	(43,954)	—	166,225
Noncontrolling interest (deficit)	—	(34,122)	—	(34,122)

Total liabilities and equity	€564,374	€643,151	€(55,925)	€1,151,600

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended June 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€80,388	€78,496	€—	€158,884

Operating costs	78,813	70,220	—	149,033
Operating depreciation and amortization	6,888	6,651	—	13,539
Selling, general and administrative expenses and other	4,294	1,754	—	6,048

	89,995	78,625	—	168,620

Operating income (loss)	(9,607)	(129)	—	(9,736)

Other income (expense)
Interest expense	(6,927)	(10,513)	1,121	(16,319)
Investment income (loss)	1,234	25	(1,121)	138
Foreign exchange gain (loss) on debt	5,170	—	—	5,170
Derivative instruments	—	7,451	—	7,451

Total other income (expense)	(523)	(3,037)	—	(3,560)

Income (loss) before income taxes	(10,130)	(3,166)	—	(13,296)
Income tax benefit (provision)	(1,149)	2,972	—	1,823

Net income (loss)	(11,279)	(194)	—	(11,473)
Less: net (income) loss attributable to noncontrolling interest	—	(3)	—	(3)

Net income (loss) attributable to common shareholders	€(11,279)	€(197)	€—	€(11,476)

	Three Months Ended June 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€99,888	€76,763	€—	€176,651

Operating costs	90,132	58,836	—	148,968
Operating depreciation and amortization	6,774	6,740	—	13,514
Selling, general and administrative expenses and other	4,865	3,088	—	7,953

	101,771	68,664	—	170,435

Operating income (loss)	(1,883)	8,099	—	6,216

Other income (expense)
Interest expense	(6,370)	(10,614)	971	(16,013)
Investment income (loss)	1,557	835	(971)	1,421
Foreign exchange gain (loss) on debt	(248)	486	—	238
Derivative instruments	—	20,580	—	20,580

Total other income (expense)	(5,061)	11,287	—	6,226

Income (loss) before income taxes	(6,944)	19,386	—	12,442
Income tax benefit (provision)	(1,303)	(6,832)	—	(8,135)

Net income (loss)	(8,247)	12,554	—	4,307
Less: net (income) loss attributable to noncontrolling interest	—	(3,436)	—	(3,436)

Net income (loss) attributable to common shareholders	€(8,247)	€9,118	€—	€871

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Six Months Ended June 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€159,420	€139,036	€—	€298,456

Operating costs	152,129	128,901	—	281,030
Operating depreciation and amortization	13,592	13,348	—	26,940
Selling, general and administrative expenses and other	8,716	3,919	—	12,635

	174,437	146,168	—	320,605

Operating income (loss)	(15,017)	(7,132)	—	(22,149)

Other income (expense)
Interest expense	(14,229)	(20,869)	2,230	(32,868)
Investment income (loss)	2,150	(2,984)	(2,230)	(3,064)
Foreign exchange gain (loss) on debt	754	—	—	754
Derivative instruments	—	(7,562)	—	(7,562)

Total other income (expense)	(11,325)	(31,415)	—	(42,740)

Income (loss) before income taxes	(26,342)	(38,547)	—	(64,889)
Income tax benefit (provision)	(941)	5,746	—	4,805

Net income (loss)	(27,283)	(32,801)	—	(60,084)
Less: net (income) loss attributable to noncontrolling interest	—	9,258	—	9,258

Net income (loss) attributable to common shareholders	€(27,283)	€(23,543)	€—	€(50,826)

	Six Months Ended June 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€204,476	€158,991	€—	€363,467

Operating costs	171,274	124,850	—	296,124
Operating depreciation and amortization	14,195	13,440	—	27,635
Selling, general and administrative expenses and other	8,609	6,240	—	14,849

	194,078	144,530	—	338,608

Operating income (loss)	10,398	14,461	—	24,859

Other income (expense)
Interest expense	(13,082)	(21,481)	1,930	(32,633)
Investment income (loss)	3,293	368	(1,930)	1,731
Foreign exchange gain (loss) on debt	6,379	(110)	—	6,269
Derivative instruments	—	12,730	—	12,730

Total other income (expense)	(3,410)	(8,493)	—	(11,903)

Income (loss) before income taxes	6,988	5,968	—	12,956
Income tax benefit (provision)	(3,457)	(5,506)	—	(8,963)

Net income (loss)	3,531	462	—	3,993
Less: net (income) loss attributable to noncontrolling interest	—	(253)	—	(253)

Net income (loss) attributable to common shareholders	€3,531	€209	€—	€3,740

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MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net income (loss) attributable to common shareholders	€(11,476)	€871	€(50,826)	€3,740
Net income (loss) attributable to noncontrolling interest	3	3,436	(9,258)	253
Income taxes (benefits)	(1,823)	8,135	(4,805)	8,963
Interest expense	16,319	16,013	32,868	32,633
Investment (income) loss	(138)	(1,421)	3,064	(1,731)
Unrealized foreign exchange (gain) loss on debt	(5,170)	(238)	(754)	(6,269)
Derivative financial instruments	(7,451)	(20,580)	7,562	(12,730)

Operating income (loss)	(9,736)	6,216	(22,149)	24,859
Add: Depreciation and amortization	13,604	13,584	27,071	27,776

Operating EBITDA(1)	€3,868	€19,800	€4,922	€52,635

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Restricted Group
Net income (loss) attributable to common shareholders	€(11,279)	€(8,247)	€(27,283)	€3,531
Income taxes (benefits)	1,149	1,303	941	3,457
Interest expense	6,927	6,370	14,229	13,082
Investment (income) loss	(1,234)	(1,557)	(2,150)	(3,293)
Unrealized foreign exchange (gain) loss on debt	(5,170)	248	(754)	(6,379)

Operating income (loss)	(9,607)	(1,883)	(15,017)	10,398
Add: Depreciation and amortization	6,953	6,844	13,723	14,336

Operating EBITDA(1)	€(2,654)	€4,961	€(1,294)	€24,734

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
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